State of Delaware Secretary of State Division of Corporations Delivered 08:39 AM 10/31/2005 FILED 08:11 AM 10/31/2005 SRV 050885793 - 3942005 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
IC PLACES INC.

          The corporation, IC places Inc., organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          (1) That at a meeting a vote of the members of the governing body was for and against the amendment to the Certificate of Incorporation, mid Amendment being as follows:

FOURTH: The total number of shares of stock which this corporation is authorized to issue is Five Hundred Million (500,000,000) shares of Common Stock with a par value of ($0.0001) per share.

          (2) That said Amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, and corporation has cansed this certificate to be signed this 31 day of October, A.D. 2005.

By:

Authorized Officer

Name:	ILLEGIBLE

Print or type President

The First State

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “IC PLACES INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER, A.D. 2005, AT 8:11 O’CLOCK A.M.

          A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State
3942005 8100	AUTHENTICATION: 4266989

050885793	DATE:11-01-05